Exhibit 99.2

NEWS RELEASE

NOBLE ENERGY PROVIDES 2015 GUIDANCE

HOUSTON (February 19, 2015) -- Noble Energy, Inc. (NYSE: NBL) today announced its 2015 guidance, which includes anticipated capital investments of $2.9 billion and total sales volumes of between 295 and 315 thousand barrels of oil equivalent (MBoe/d). This represents an approximate 40 percent reduction in capital from 2014 and volume growth of 5 percent at the midpoint of the range, after adjusting for assets divested in 2014.

David L. Stover, Noble Energy’s President and CEO, stated, “The 2015 budget is designed to align the capital program with the investment environment and cash flow from operations, while maintaining our financial strength and providing for modest growth across the business. In a highly uncertain commodity environment, this program retains substantial operating and financial flexibility to adjust our plans while allowing us to take advantage of value-creating opportunities that may arise. We have already captured significant cost savings, which should enhance margins as we move through the year. Our high-quality and diverse portfolio positions us to extend growth into 2016 at even lower capital levels than this year.”

Capital Investments
The Company’s total capital program is estimated at $2.9 billion with 60 percent of total investment planned for core U.S. Onshore assets, 35 percent for Global Offshore development activities and approximately 5 percent for Global Offshore exploration. Highlights of the 2015 investment program include:

•
Investment in U.S. Onshore unconventionals is planned at approximately $1.8 billion, split relatively evenly between the DJ Basin and Marcellus Shale. Development in both areas will continue to focus on enhancing investment efficiency and increasing recovery through the application of long laterals and modified completion techniques.

•
The Company is currently running a four rig operated program in the DJ Basin. Activity is targeted primarily in the Wells Ranch and East Pony core areas, which provide the best return opportunities and optimize the use of existing infrastructure.

•
In the Marcellus Shale, two operated rigs are running, with activity planned for 2015 primarily focused in the Majorsville development area. In addition, four non-operated rigs are running in the dry gas areas. Noble Energy and its partner continue to work together to find an optimal investment plan for 2015. Approximately 15 percent of the Company’s Marcellus investment is allocated to midstream.

•
In the Gulf of Mexico, approximately $600 million will be invested in the continued development of the Company’s sanctioned Gulf of Mexico projects. Investment will be focused on subsea pipeline installation at Big Bend and Dantzler and drilling and completion operations at Gunflint.

•
Expenditures in West Africa are primarily associated with the non-operated Alba compression project, offshore Equatorial Guinea, which is targeted for startup in 2016. In addition, the Company will be drilling the Cheetah oil prospect, offshore Cameroon, in the middle part of 2015.

•
In Israel, the Ashdod onshore compression project is being completed in the first half of 2015, which will allow for an increase in peak deliverability into Israel. Further investments in the expansion of Tamar, as well as the initial development of Leviathan, have been suspended until regulatory issues are resolved.

•	Frontier exploration includes the Company’s initial operated prospects in the Falkland Islands, the first of which is expected to spud around mid-year.

Sales Volumes
Total sales volumes for 2015 are anticipated to average between 295 and 315 MBoe/d. Highlights for the 2015 volume outlook include:

•	Liquids volumes are expected to represent 43 percent of the total volume, with the remaining product split estimated to be 33 percent U.S. natural gas and 24 percent international gas.

•	Approximately 70 percent of global crude oil production and 48 percent of U.S. natural gas production is hedged.

•	Sales volumes are projected to be up more than five percent in the DJ Basin and 40 percent in the Marcellus Shale.

•
In the Gulf of Mexico, volumes are anticipated to be slightly down on average for the year. In the fourth quarter of 2015, the Big Bend field is anticipated to come on production, followed by Dantzler around the end of 2015 and Gunflint by mid-2016.

•	Sales volumes in Israel are projected to increase 10 percent, driven by an increase in demand.

•
West Africa volumes are expected to be down around 15 percent, with approximately half of the decrease due to natural declines at the Alba and Aseng fields. Planned facility downtime associated with the ongoing compression project at Alba and a plant turnaround at the methanol facilities account for the remainder of the decrease.

Additional detailed operational and financial information representing the 2015 Guidance is included on the following pages.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts:
David Larson
(281) 872-3125
david.larson@nblenergy.com

Brad Whitmarsh
(281) 943-1670
brad.whitmarsh@nblenergy.com

John Nicholson
(281) 872-6186
john.nicholson@nblenergy.com

Media Contact:
Reba Reid
(281) 943-1789
reba.reid@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of the federal securities law. Words such as “expects,” “predicts,” “estimates,” “anticipates,” “believes,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’ s current views about future events. They include estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

2015 Operational and Financial Guidance

Volumes and Prices
Total volumes are estimated to average between 295 and 315 MBoe/d, which includes equity method investment volumes. The breakdown of our estimated annual average daily volumes by product and area is:

Crude Oil and Condensate	MBbl/d
United States	66 - 76
Equatorial Guinea	28 - 32
Equatorial Guinea-equity method investment	1 - 2

The price of our crude oil in the U.S. is expected to be at a discount to WTI of $2.00 to $4.00 per barrel. Crude oil in Equatorial Guinea is based off dated Brent. Prices of Equatorial Guinea barrels are determined at the timing of liftings and are expected to be at a discount from $4.00 to $6.00 per barrel. All price estimates exclude the impact of hedge results.

Natural Gas	MMcf/d
United States	585 - 625
Equatorial Guinea	185 - 205
Israel	240 - 265

The natural gas price for the U.S. is expected to range from $0.45 to $0.65 per thousand cubic feet (Mcf) below NYMEX Henry Hub. Price realizations for West Africa are estimated to be $0.27 per Mcf. Israel natural gas prices are anticipated to range from $5.20 to $5.40 per Mcf. All price estimates exclude the impact of hedge results.

Natural Gas Liquids	MBbl/d
United States	20 - 26
Equatorial Guinea - equity method investment	4 - 5

The natural gas liquid (NGL) price realizations for the U.S. should average 25 to 30 percent of WTI.

Equity method investments include income generated from the methanol facilities, the LPG plant in Equatorial Guinea, as well as the CONE MLP. Equity method income for 2015 is estimated at $85 to $115 million.

Cost and Expenses
Lease Operating	$ 4.70 - $ 5.10 per Boe
Transportation and gathering	$ 1.90 - $ 2.30 per Boe
Depreciation, depletion and amortization	$15.65 - $16.15 per Boe

Production and ad valorem taxes	3.8 - 4.2% of oil, gas and NGL revenues

Exploration	$280 - $350 million
General and administrative	$450 - $490 million
Interest (net)	$245 - $265 million

Capitalized interest is estimated to be $120 to $140 million. Deferred compensation expense (income) is recognized as the market value of 1 million shares of Noble Energy stock held in a rabbi trust increases (decreases).

Other Items
Effective tax rate	45 - 55%
Deferred tax ratio	20 - 30%
Outstanding shares - diluted	366 - 368 million

Tax guidance is applicable to earnings before unrealized mark-to-market gain / loss on commodity derivatives and other items typically not factored in by analysts.

Commodity Hedges - 2015
Noble Energy has entered into the following crude oil and natural gas derivative instruments for 2015.

			Crude Oil Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(Bbl/d)	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)

Fixed Price Swaps	NYMEX WTI	27,000	$88.97
Fixed Price Swaps	Dated Brent	8,000	$100.31
Two-Way Collars*	NYMEX WTI	5,000			$50.00	$64.94
Three - Way Collars	NYMEX WTI	20,000		$70.50	$87.55	$94.91
Three-Way Collars	Dated Brent	13,000		$76.92	$96.00	$108.49

*The two-way collars are active from March 1, 2015 to December 31, 2015.

			Natural Gas Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(MMBtu/d)	($/MMBtu)	($/MMBtu)	($/MMBtu)	($/MMBtu)

Fixed Price Swaps	NYMEX HH	140,000	$4.30
Three-Way Collars	NYMEX HH	150,000		$3.58	$4.25	$5.04